Exhibit 99.1
For Further Information:
Terri Liutkus, President, Treasurer & CFO
Phone: 330.576.1209
Fax: 330.666.7979
ELOISE L. MACKUS NAMED CEO
OF CENTRAL FEDERAL CORPORATION AND CFBANK
Fairlawn, Ohio — February 11, 2011 — Central Federal Corporation (Nasdaq: CFBK) announced today that its Board of Directors has named Eloise L. Mackus, previously interim Chief Executive Officer, to be permanent Chief Executive Officer of the Company and CFBank, effective immediately.
Mackus, 61, who was named Interim CEO in May 2010, has more than 20 years of banking-related experience. She joined the Company and CFBank in July 2003, and was previously Executive Vice President, General Counsel and Secretary.
“Elly has shown the leadership needed to move the Company and the bank forward, carefully and strategically, and she has confirmed our belief in her ability to guide this organization and its experienced management team. CFBank is well able to execute on its mission and business plan and to provide financing to businesses and consumers in the communities we serve,” commented Jerry F. Whitmer, Chairman of the Board.
Before joining the Company and CFBank, Mackus practiced in law firms in Connecticut and Ohio and was the vice president and general manager of International Markets for The J. M. Smucker Company, where she had previously been assistant general counsel. She completed a Bachelor of Arts at Calvin College and a JD at the University of Akron School of Law as well as executive studies at the Graduate School of Business, Harvard University, and the American Graduate School of International Management (Thunderbird).
Mackus commented, “Thank you to the Board of Directors for this endorsement. It is really, I believe, a reflection of the commitment, by all of us at CFBank, to providing a high level of service to our clients and increasing value for our stockholders. We continue to work together on their behalf.”
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings and loan association formed in Ohio in 1892. CFBank has five locations, including four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio and one residential mortgage loan origination office in Green, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Statements in this release that are not statements of historical fact are forward-looking statements. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.